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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):    April 19, 1996




                              Au Bon Pain Co., Inc.
              (Exact name of registrant as specified in its charter)

     Delaware                     0-19253                  04-2723701
(State or other jurisdiction    (Commission                (IRS Employer
     of incorporation)          File Number)               Identification No.)


19 Fid Kennedy Avenue, Boston, Massachusetts                  02210
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:     (617) 423-2100


                                       N/A
         (Former name or former address, if changed since last report.)
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         Item 5.    Other Events.

         On April 19, 1996, the Board of Directors of Au Bon Pain Co., Inc. (the "Corporation") voted to amend and restate the Corporation's By-laws. The following summary of the principal amendments to the Corporation's By-laws does not purport to be complete and is subject to, and qualified in its entirety by reference to, the amended and restated By-laws which are attached as an exhibit to this Report.

         Section 4 of Article III and Section 3 of Article IV of the Corporation's By-laws have been amended to provide for certain advance notice and informational requirements for any new business or any Director nomination which a stockholder wishes to propose for consideration at an annual meeting of stockholders. Formerly, the Corporation's By-laws did not contain any provisions relating to stockholder proposals or nominations of candidates for election as Directors. Under the amended and restated By-laws, a stockholder who wishes to submit such a proposal or nomination must be a stockholder of record both at the time notice of the proposal or nomination is given and as of the record date for the annual meeting in question. To be timely, a stockholder's notice must be delivered to the Corporation not less than 60 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, that in the event that the annual meeting of stockholders in any year is to be held more than 30 days prior to or more than 60 days after the Anniversary Date, then a stockholder's notice must be delivered to the Corporation not later than the close of business on the later of (i) the 10th day following the first date on which the date of such meeting was publicly disclosed or (ii) the 60th day prior to the scheduled date of such meeting. A stockholder notice must contain certain information intended to identify the stockholder and the nature of the proposal and, in the case of Director nominations, information comparable to that required under applicable rules and regulations of the Securities and Exchange Commission.

         Section 4 of Article III and Section 3 of Article IV further provide that if the Board of Directors determines that any stockholder proposal or nomination is not timely made or fails to satisfy the informational requirements in any material respect, such proposal or nomination will not be considered at the annual meeting. In addition, a stockholder's proposal or nomination will not be acted upon at the annual meeting unless such stockholder or his representative is present in person at the annual meeting.

         Notwithstanding the amendments to Section 4 of Article III and Section 3 of Article IV of the Corporation's By-laws described above, a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder in connection with any stockholder proposal. Nothing in the amended and restated By-laws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

         Section 2 of Article III of the Corporation's By-laws has been amended to provide that special meetings of stockholders may be called only by the Board of Directors or a Co-Chairman of the Board. The By-laws previously provided that special meetings of stockholders could be called by (i) the Board of Directors,
(ii) a Co-Chairman of the Board or (iii) the Secretary of the Corporation upon written application of one or more stockholders holding shares of stock entitling such stockholder or stockholders to cast not less than 10% of the votes entitled to be cast at such meeting.

         Section 5 of Article III has been amended to authorize the Board of Directors to reschedule and postpone any annual or special meeting of stockholders and any record date with respect thereto. Section 5 also allows adjournment of any stockholder meeting if the

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Board of Directors determines that adjournment (i) is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available or (ii) is otherwise in the best interests of the stockholders.

         Section 12 has been added to Article I authorizing the Corporation to appoint an inspector (who may be an officer, employee or agent of the Corporation) to tabulate votes at stockholder meetings and to determine the legality and sufficiency of the votes cast. All determinations made by the inspector are subject to review by both the presiding officer of the meeting and a court of competent jurisdiction.

         Section 2 of Article VI has been amended to provide that Directors may be removed only for "cause," and defines "cause" as (i) conviction of a felony,
(ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) conviction of any crime involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

Item 7.  Exhibits.

Exhibit No.                                     Description

3(ii)                               By-laws of Au Bon Pain Co., Inc.
                                    as amended and restated as of
                                    April 19, 1996.


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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           AU BON PAIN CO., INC.



                                           By:  /s/ Anthony J. Carroll
                                                ----------------------------
                                                Anthony J. Carroll
                                                Vice President and Chief
                                                Financial Officer (Principal
                                                Financial and Accounting
                                                Officer)

Date:  June 12, 1996



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